EXHIBIT 10.2

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

DRUG DISCOVERY AGREEMENT

THIS DRUG DISCOVERY AGREEMENT (the “Agreement”), is made and entered into, effective as of November 1, 2005 (the “Effective Date”), by and between Ono Pharmaceutical Co., Ltd., a Japanese corporation having a principal place of business at 8-2 Kyutaromachi 1-Chome, Chuo-Ku Osaka 541-8564, JAPAN  (“ONO”), and Array BioPharma Inc., a Delaware corporation having a principal place of business at 3200 Walnut Street, Boulder, Colorado 80301, USA (“ARRAY”).

RECITALS

A.                                                   ARRAY has skills, expertise and proprietary technology for the discovery, generation, optimization and preclinical testing of small molecule clinical candidates from drug discovery programs.  ONO is a pharmaceutical company involved in the research, development, manufacture and sale of pharmaceutical products.

B.                                                     ONO has identified multiple protein targets that have the potential to be used as the basis for drug discovery programs.

C.                                                     ONO and ARRAY desire to enter a collaboration wherein ARRAY will perform certain drug discovery research on protein targets requested by ONO with assistance from ONO, with the goal of delivering to ONO multiple preclinical candidates for selection as clinical lead compounds for clinical development and commercialization by ONO.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, ONO and ARRAY, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below, unless otherwise specifically indicated herein.

1.1                                                         “Active Claimed Compound” means a Claimed Compound which demonstrates activity against a Collaboration Target in accordance with the activity criteria set forth in the definition of Active Compound, as confirmed by ONO or Array.

1.2                                                         “Active Compound” means any Compound, whether or not covered under claims of a Collaboration Patent, which has a level of activity against a Collaboration Target, expressed as [*] as measured in the applicable [*] set forth in the Research Plan.

1.3                                                         “Affiliate” means any corporation or other entity, whether de jure or de facto, which is directly or indirectly controlling, controlled by or under common control of a Party hereto for so long as such control exists.  For the purposes of this Section 1.3, “control” shall mean the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity having the power to vote on or direct the affairs of the entity, or if not meeting the preceding, the maximum voting right that may be held by the particular Party under the laws of the country where such entity exists.

1.4                                                         “Claimed Compound” means a chemical entity which has not been synthesized by ARRAY during the Collaboration Term, the composition of matter of which is claimed in a Collaboration Patent.

1.5                                                         “Collaboration” shall mean the drug discovery research activities for each Collaboration Target undertaken by the Parties pursuant to Article 2 below.

1.6                                                         “Collaboration Product” means a product which contains any Active Compound, Active Claimed Compound or Derivative Compound for use in the Field in the Territory.

1.7                                                         “Collaboration Know-How” means Compounds not covered under the claims of the Collaboration Patent, any and all technologies including, but not limited to, trade secrets, know-how, inventions, information (including structure-activity data) and materials, whether patentable or not, directed to processes, formulations and/or methods discovered, developed, owned, licensed or acquired solely by ARRAY, solely by ONO or jointly by ARRAY and ONO, in the course of the Collaboration during the Collaboration Term.

1.8                                                         “Collaboration Patent” means (i) any and all patent applications and patents thereof the subject of which is an invention (a “Collaboration Invention”) conceived or reduced to practice solely by ARRAY, solely by ONO or jointly by ARRAY and ONO in the course of the Collaboration during the Collaboration Term, including without limitation any such inventions comprising any Active Compound, Inactive Compound and/or any Active Claimed Compound, or method of use or process for the synthesis thereof or composition-of-matter containing such Active Compound, Inactive Compound and/or Active Claimed Compound, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications and/or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.

1.9                                                         “Collaboration Target(s)” means (i) [*].

1.10                                                   “Collaboration Term” means the term of the Collaboration, as provided in Section 2.6 below.

1.11                                                   “Compound” means any chemical entity synthesized by ARRAY and made available to ONO during the Collaboration Term in accordance with the Research Plan mutually agreed upon by the Parties.

1.12                                                   “Consumer Price Index” or “CPI” means the Consumer Price Index, All Urban Consumers, as published by the U.S. Bureau of Labor Statistics.

1.13                                                   “Derivative Compound” means any chemical entity, other than a Compound or Claimed Compound, synthesized by or on behalf of ONO after the Collaboration Term that:

(i)                                     results from a chemical synthesis program based on one or more Compounds;

(ii)                                  is based on structure-activity data relating to a Compound; or

(iii)                               is covered by the claims of any ONO Patent, which patent application or patent discloses any compound in (i) or (ii) above.

ONO will not synthesize any chemical entities for use against a Collaboration Target during the Collaboration Term.

1.14                                                   “Field” means the discovery, development and commercialization of small molecules for the diagnosis or therapeutic or prophylactic treatment of diseases and conditions, wherein the primary mechanism of action of such small molecules is to modulate the activity of a Collaboration Target.

1.15                                                   “FTE” means a full-time employee of ARRAY dedicated to each Collaboration, or in the case of less than a full-time dedicated employee, a full-time, equivalent employee year, based upon a total of one thousand eight hundred eighty (1,880) hours per year of work in connection with each Collaboration.

1.16                                                   “Inactive Compound” means any Compound, whether or not covered under claims of a Collaboration Patent, which does not meet the level of activity specified in the definition of Active Compound.

1.17                                                   “JMC” or “Joint Management Committee” shall have the meaning set forth in Section 3.1.

1.18                                                   “Marketing Approval” means all approvals, licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacturing, use, storage, import, transport and sale of a Collaboration Product in a regulatory jurisdiction in the Territory.

1.19                                                   “NDA” means a New Drug Application, as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder.

1.20                                                   “Net Sales” means the gross invoice price of Collaboration Products (such Collaboration Products being in final form intended for use by the end user) sold by ONO or its Affiliates or Sublicensees, as the case may be (or Distributors on behalf of the foregoing parties), in arms length transactions with Third Parties after deducting, if not previously deducted, from the amount invoiced or received:

(i)                                     trade, cash and quantity discounts or rebates actually allowed or taken;

(ii)                                  credits or allowances given or made for rejection or return of, and for uncollectible amounts on, previously sold Collaboration Products or for retroactive price reductions (including, without limitation, rebates similar to Medicare and/or Medicaid);

(iii)                               taxes, duties or other governmental charges levied on or measured by the billing amount, as adjusted for rebates or refunds, that are borne by the seller thereof and that are not refundable and to the extent non-creditable;

(iv)                              charges for freight and insurance directly related to the distribution of the Collaboration Products (to the extent not paid by the Third Party customer); and

(v)                                 credits or allowances given or made for wastage replacement, indigent patient and similar programs.

For purposes of this Section 1.20, “Distributor” means a Third Party that is employed by or otherwise under written contract with ONO or its Affiliates or Sublicensees to sell, promote, distribute, market, import, and/or export Collaboration Products on behalf of or in partnership with ONO or its Affiliates or Sublicensees.

1.21                                                   “ONO Patent” means (i) any and all patent applications and patents thereof the subject of which is an invention conceived or reduced to practice solely by ONO after the Collaboration Term, including without limitation any such inventions comprising any Derivative Compound, or method of use or process for the synthesis thereof or composition-of-matter containing such Derivative Compound, and (ii) any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the subject matter of the patent applications and/or patents in (i) above, and any substitutions, confirmations, registrations or revalidations of any of the foregoing.

1.22                                                   “Party” or “Parties” shall mean, respectively, ARRAY or ONO individually, or ARRAY and ONO collectively.

1.23                                                   “Phase II” means human clinical trials, for which the primary endpoints include a determination of dose ranges and/or a preliminary determination of efficacy in patients being studied as required in 21 C.F.R. §312, or similar clinical study in a country other than the United States.

1.24                                                   “Phase III” means human clinical trials, the principal purpose of which is to establish safety and efficacy of one or more particular doses in patients being studied, and which will (or are intended to) satisfy the requirements of a pivotal trial for purposes of obtaining approval of a product in a country by the health regulatory authority in such country to market such product.

1.25                                                   “Pre-existing ARRAY Know-How” means any ARRAY library compounds not covered under the claims of Pre-existing ARRAY Patent and all other technologies (i) including, but not limited to, trade secrets, know-how, inventions, information (including structure-activity data) and materials, whether patentable or not, directed to processes, formulations and/or methods discovered, developed, owned, licensed or acquired by ARRAY prior to the Effective Date, and (ii) which is useful in conducting the Collaboration under the Research Plan.

1.26                                                   “Pre-existing ARRAY Patent” means (i) any and all patent applications and patent thereof, existing as of the Effective Date, that claim any ARRAY library compound, or method of use or process for the synthesis thereof or composition-of-matter containing such ARRAY library compound for any target including the Collaboration Target, but activities to such Collaboration Target has not been demonstrated, and (ii) any divisions, continuations, reissues, reexaminations, or extensions to the extent the same have an earliest effective filing date prior to the Effective Date, and any substitutions, confirmations, or registrations of any of the foregoing, in each case, which is owned by ARRAY (solely or jointly), to the extent ARRAY has the right to license or sublicense the same.

1.27                                                   “Pre-existing ONO Compound” means any chemical entity which has been synthesized by ONO against the Collaboration Target prior to the Effective Date, whether or not covered under Pre-existing ONO Patent.

1.28                                                   “Pre-existing ONO Know-How” means any Pre-existing ONO Compound not covered under Pre-existing ONO Patent and all other technologies (i) including, but not limited to, trade secrets, know-how, inventions, information (including structure-activity data) and materials, whether patentable or not, directed to processes, formulations and/or methods discovered, developed, owned, licensed or acquired by ONOprior to the Effective Date, and (ii) which is useful in conducting the Collaboration under the Research Plan.

1.29                                                   “Pre-existing ONO Patent” means (i) any and all patent applications and patents thereof that claim any Pre-existing ONO Compound, or method of use or process for the synthesis thereof or composition-of-matter containing such chemical entity for the Collaboration Target, which exist as of the Effective Date, and (ii) any divisions, continuations, reissues, reexaminations, or extensions to the extent the same have an earliest effective filing date prior to the Effective Date, and any substitutions, confirmations, or registrations of any of the foregoing, in each case, which is owned by ONO.

1.30                                                   “Product” means a product which contains any Active Compound and Active Claimed Compound [*].

1.31                                                   “Research Plan” means the written research plan governing the joint effort of the Parties in conducting the Collaboration, which may be amended from time to time by mutual agreement of the Parties.  The initial Research Plan is attached hereto as Exhibit 1.31.

1.32                                                   “Sublicensee” shall mean, with respect to a particular Collaboration Product, a Third Party to whom ONO has granted a sublicense of the right to make, use, sell, offer for sale, import and/or export such Collaboration Product.

1.33                                                   “[*].

1.34                                                   “Territory” means worldwide.

1.35                                                   “Third Party” means any person or entity other than ARRAY and ONO, their respective Affiliates and Sublicensee.

ARTICLE 2
RESEARCH COLLABORATION

2.1                                                         Goals.  The goal of the Collaboration is the discovery and optimization of small molecule inhibitors against each Collaboration Target by ARRAY pursuant to a Research Plan, and the delivery of one or more preclinical candidates to ONO, during the Collaboration Term, for selection as clinical lead compounds for clinical development and commercialization by ONO.

2.2                                                         Conduct of the Collaboration.  Subject to the terms and conditions set forth herein, ARRAY and ONO will undertake research directed to (i) research and development of small molecule inhibitors of [*] which, if possible, will also inhibit [*], for the treatment of [*], and (ii) research and development of small molecule inhibitors of [*] or, preferably, both for the treatment of [*].  The Collaboration shall be funded as set forth in Article 5 below.  During the Collaboration Term for each Collaboration Target, ARRAY and ONO shall collaborate and use their commercially reasonable efforts to conduct the Collaboration for each Collaboration Target in accordance with the Research Plan within the time schedules contemplated therein and to keep the other Party informed as to the progress and results of the Collaboration hereunder.  Once per quarter during the Collaboration Term, ONO will have the right to send, to observe the progress of the Collaboration in accordance with the Research Plan, one (1) ONO scientist to ARRAY’s facilities, with such visit to last up to two (2) weeks in duration.

2.3                                                         Research Plan.  The Collaboration for each Collaboration Target shall be carried out in accordance with a mutually agreed upon the written Research Plan, which shall establish specific research objectives and the research tasks to be performed and resources to be provided by each Party.  The Research Plan shall, among other things, establish: (i) the scope of the research activities which will be performed; (ii) the research objectives and work plan activities with respect to the Collaboration for each Collaboration Target; and (iii) specific screening assays for identifying and testing the activity of Compounds against each Collaboration Target to determine when a Compound shall be deemed an Active Compound.  The Research Plan shall be reviewed on an ongoing basis and may be amended by the Joint Management Committee in accordance with Article 3.

2.4                                                         Additional Target(s).  In the event that ONO wishes to collaborate with ARRAY, and ARRAY accept to collaborate with ONO, with respect to drug discovery research on any other molecular target(s) than the Collaboration Target(s), the Parties shall enter into the separate drug discovery agreement with substantially the same terms and conditions as applied under this Agreement.

2.5                                                         Collaboration Staffing.  ONO will fund ARRAY’s activities under the Collaboration for each Collaboration Target in accordance with the applicable Research Plan.  During the Collaboration and subject to ONO funding FTEs for such Collaboration pursuant to Section 5.1, ARRAY shall devote that number of FTEs to the conduct of the Collaboration for each Collaboration Target specified in the initial Research Plan.  The number of ARRAY FTEs may be increased or decreased upon mutual agreement.

2.6                                                         Term and Termination of Collaboration.

2.6.1                        Term.  The Collaboration Term for the Collaboration Target set forth in Section 1.9 (i) shall commence on the Effective Date and shall end upon [*] after the Effective Date.  Further, the Collaboration Term for the Collaboration Target set forth in Section 1.9 (ii) shall commence on the Effective Date and shall end upon [*] after the Effective Date.  ONO shall have the right to extend the Collaboration Term for each Collaboration Target for [*] by providing written notice to ARRAY at least [*] before the end of the then-current Collaboration Term.

2.6.2                        [*].  ONO shall have the right [*] for each Collaboration Target, of this Agreement within [*] following the first anniversary of the Collaboration Term for each Collaboration Target, with [*] from ONO to ARRAY.  In such event, the provisions of [*] shall apply.

2.7                                                         Third Party Licenses.  In the event that the Parties agree to acquire additional technologies from a Third Party specifically for use in the conduct of each Collaboration in the Field, ONO will be responsible for the payment of any amounts due to Third Parties for the licenses of intellectual property which directly applies to any Collaboration Target, and the costs of negotiating, preparing and executing any such license.  Such licenses are granted to ONO asa licensee, and ONO will grant the sublicense to ARRAY in order for ARRAY to conduct the Collaboration only.  Upon the termination of the Collaboration and/or this Agreement, ONO may, at the sole option of ONO, terminate such sublicense to ARRAY.

2.8                                                         Records; Inspection.

(a)                                  Records.  Each Party shall maintain records of the Collaboration for each Collaboration Target (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of such Collaboration (including all data in the form required under any applicable governmental regulations and as directed by the JMC).

(b)                                 Reports and Information Exchange.  Each Party shall use commercially reasonable and diligent efforts to disclose to the other Party all material information (including any documents, data and electronic information related thereto) relating to the Collaboration, including without limitation any Active Compound, promptly after it is learned or its materiality is appreciated.  Each Party shall also keep the other Party, including the Joint Management Committee, informed as to its progress under the Research Plan. Within

[*] following the end of each calendar quarter during the Collaboration, each Party shall provide the other Party with a reasonably detailed written report describing the progress to date of all activities for which such Party was allocated responsibility during such quarter under the Research Plan.  Notwithstanding the foregoing, in no event shall ARRAY be required to disclose to ONO any Pre-existing ARRAY Know-How or Pre-existing ARRAY Patents; provided, however, that to the extent that such Pre-existing ARRAY Know-How and/or Pre-existing ARRAY Patents are specifically related to the Collaboration, ARRAY shall disclose them to ONO.

2.9                                                         Supply of Compounds.  In accordance with a schedule determined by the JMC, ARRAY will provide to ONO an agreed amount of each Compound, up to [*].

2.10                                                   Post Collaboration Activities.  For each Active Compound, Active Claimed Compound and Collaboration Product to which ONO retains exclusive rights under this Agreement, ONO shall be responsible, at its sole expense, for conducting all clinical development of such Active Compound, Active Claimed Compound or Collaboration Product following the Collaboration Term for each Collaboration Target, and all commercialization of such Active Compound, Active Claimed Compound or Collaboration Product.  In addition to the above monetary responsibility for clinical development by ONO, ONO shall be responsible for all costs and expenses for commercializing the Collaboration Product for use in the Field, including without limitation, preclinical development, pre-marketing and commercial activities

2.11                                                   Exclusivity.  Except as set forth herein, for each Collaboration Target, during (a) the Collaboration Term, and (b) thereafter for (i) so long as ONO is using commercially reasonable efforts to pursue research and/or development on the Collaboration Product directed to such Collaboration Target consistent with ONO’s usual practices for its own research and development, where such efforts could result in ARRAY accruing milestones and royalties, or (ii) [*] from the end of the Collaboration Term, [*], ARRAY will not conduct, participate in, or fund, directly or indirectly, either alone or with a Third Party, research or development activities directed to the discovery of small molecule chemical entities that modulate the activity of the Collaboration Target; [*].  However, in the event of a Change of Control, the surviving entity shall be bound by all other terms and conditions of this Agreement as provided in Section 12.3.  It is understood and agreed that testing of a chemical entity against the Collaboration Target for the purpose of establishing selectivity of such chemical entity against a target other than the Collaboration Target shall not be deemed a violation of this Section 2.11.  For purposes of this Section 2.11, “Change of Control” means the merger, consolidation, sale of substantially all of its assets or similar transaction or series of transactions, as a result of which ARRAY’s shareholders before such transaction or series of transactions own less than fifty percent (50%) of the total number of voting securities of the surviving entity immediately after such transaction or series of transactions.  Notwithstanding the foregoing, if as a result of any such Change of Control, ARRAY exists as a wholly owned subsidiary of a parent, then the provisions of this Section 2.11 shall continue to apply to ARRAY but not to such parent.

ARTICLE 3
MANAGEMENT

3.1                                                         Joint Management Committee.  Promptly after the Effective Date, the Parties will establish a joint management committee (the “Joint Management Committee” or “JMC”), which shall be responsible for monitoring, planning and coordinating research activities under the Research Plan during the Collaboration Term.  The responsibilities of the Joint Management Committee shall include, among other things, establishing research objectives, reviewing data and allocating resources.

3.2                                                         Membership.  The JMC shall consist of three (3) representatives of each of ONO and ARRAY, each Party’s members selected by such Party.  ARRAY and ONO may each replace its JMC representatives at any time, upon written notice to the other Party.  From time to time, the JMC may establish subcommittees, to oversee particular projects or activities, and such subcommittees will be constituted as the JMC agrees.

3.3                                                         Meetings.  During the Collaboration Term, the JMC shall meet at least semi-annually, at each Party’s facilities alternately or at a mutually agreed location.  In addition to regular JMC meetings, either Party may request an ad-hoc meeting at a mutually agreeable date and location.  The JMC meetings do not necessarily have to be face-to-face meetings but, upon agreement of both Parties, can be via other methods of communication such as teleconferences and/or videoconferences.  With the consent of the Parties, other representatives than JMC members of ARRAY or ONO may attend JMC meetings as nonvoting observers.  Each Party shall be responsible for all of its own expenses associated with attendance of such meetings.  The first meeting of the JMC shall occur within thirty (30) days after the Effective Date.  In addition to such JMC meetings, the Parties will otherwise communicate from time to time by telephone, electronic mail, facsimile and/or video conference.

3.4                                                         Minutes.  The JMC shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken.  The host of the JMC meeting shall be responsible for the preparation of draft minutes.  Draft minutes shall be sent to all members of the JMC within five (5) working days after each meeting and shall be approved, if appropriate, at the next meeting.  All records of the JMC meetings shall at all times be available to both ARRAY and ONO.

3.5                                                         Decision Making.  Each Party shall have one (1) vote in all JMC decisions, and the Parties shall attempt to make decisions by consensus.  In the event the JMC cannot reach consensus, the dispute shall be referred to executive officers of each Party for resolution.  If the executives cannot resolve the dispute, then, other than with respect to (i) setting criteria for Active Compounds and (ii) any other matter that requires mutual consent under this Agreement, ONO shall have the deciding vote; provided, however, that ARRAY shall not be obligated, as a result of such a deciding vote by ONO, to violate any obligation or agreement it may have with any Third Party, or to incur any extraordinary costs.

ARTICLE 4
LICENSES

4.1                                                         Exclusive License.  Subject to the terms and conditions of this Agreement, ARRAY hereby grants to ONO an exclusive right and license in the Territory under ARRAY’s interest in the Collaboration Patent and the Collaboration Know-How, with a right to sublicense, to develop, make, have made, use, offer for sale and/or sell, import and export any Active Compound, Active Claimed Compound and/or Derivative Compound,and, also with a right to sublicense, to develop, make, have made, use, import and export, offer for sale and/or sell any Collaboration Product or Product.

4.2                                                         Non-Exclusive Licenses.

4.2.1                        Collaboration Technology.  Subject to the terms and conditions of this Agreement, ARRAY hereby grants to ONO (i) a non-exclusive, sublicensable, royalty free license in the Territory under ARRAY’s interest in the Collaboration Patent and the Collaboration Know-How, to develop, make, have made, use, offer to sell, sell, import and export any Inactive Compound or Claimed Compound (other than Active Claimed Compounds, which are subject to the license in Section 4.1 above), and (ii) upon ONO’s discovery that a particular Inactive Compound or such Claimed Compound is active against a particular target, the right to negotiate to obtain the exclusive rights to such Inactive Compound or Claimed Compound, in each case in the Territory.

4.2.2                        Pre-existing ARRAY Patents.  In the event that the development, making, having made, use, offer for sale, sale, import and export by ONO of (i) any Active Compound, Inactive Compound, Active Claimed Compound, Claimed Compound or Derivative Compound, (ii) any Collaboration Product, Product or any product containing an Inactive Compound, a Claimed Compound or Derivative Compound would infringe during the term of the Agreement a claim of Pre-existing ARRAY Patent, ARRAY hereby grants to ONO, to the extent ARRAY is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such Pre-existing ARRAY Patent for those purposes.

4.3                                                         Inactive Compounds and Claimed Compounds.  With respect to an Inactive Compound or a Claimed Compound (other than an Active Claimed Compound, which is subject to the license in Section 4.1 above), at least [*] prior to ARRAY entering into material and substantial negotiations to grant to a Third Party any rights to such Inactive Compound or Claimed Compound, ARRAY agrees to notify ONO in writing, together with a description of the chemical entity that would be the subject of such negotiations.  Within thirty (30) days after receipt from ARRAY of such notice, ONO shall notify ARRAY whether or not it desires to discuss terms and conditions under which ARRAY would grant exclusive rights to such Inactive or Claimed Compound to ONO.  However, in the event that ONO reasonably determines that a sample evaluation of such Inactive Compound or Claimed Compound is crucial for ONO’s decision-making ONO shall immediately inform ARRAY, and ARRAY shall provide such sample(s) to ONO, and such thirty (30)-day period shall be extended for a certain period of time as mutually agreed by the Parties.  ARRAY and ONO will then negotiate in good faith for [*] to finalize the terms and conditions of such grant of rights.

4.4                                                         No Implied Licenses.  Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license or rights shall be created by implication, estoppel or otherwise.

ARTICLE 5
PAYMENTS; BOOKS AND RECORDS

5.1                                                         Collaboration Funding.

5.1.1                        Research Phase Payment Schedule.  ONO agrees to pay ARRAY research funding for the conduct of the Collaboration quarterly, in advance, in an amount equal to the number of ARRAY FTEs called for in the Research Plan for the applicable quarter multiplied by the ARRAY FTE Rate (as defined below).  Such payments shall be paid in quarterly installments, in advance.  The initial payment shall be made within thirty (30) days after the Effective Date, and subsequent payments shall be made before the first day of each quarter thereafter.  ARRAY shall submit to ONO an invoice for such payment calculated based on the Research Plan and the ARRAY FTE Rate at least thirty (30) days prior to the initiation of each quarter for relevant research, except for the invoice for initial payment which shall be submitted to ONO immediately after the Effective Date.

5.1.2                        FTE Rate.  The “ARRAY FTE Rate” shall be equal to [*] per FTE per year.  Beginning on the first anniversary of the Effective Date, the ARRAY FTE Rate shall increase no more than once annually by the percentage increase, if any, in the Consumer Price Index, since the Effective Date or the last adjustment hereunder, whichever is later.

5.1.3                        Non-FTE Costs.  Non-FTE costs and research requirements associated with the research activities specified in the Research Plan shall be borne by ARRAY, except that ARRAY shall not be required to incur any extraordinary chemical or screening costs without ARRAY’s prior written consent.  In the event that ONO agrees, in the course of the Collaboration during the Collaboration Term, to enter into one or more agreements with a Third Party for the performance of additional activities which are not covered under the Research Plan, ONO will be responsible for the payment of all additional amounts incurred as a result of any such agreement.

5.2                                                         Milestones.  Except as set forth below, ONO shall pay to ARRAY upon achievement by ONO or its Affiliates, Sublicensees or other designees, as the case may be, of the corresponding events set forth below (each, a “Development Milestone”) for each Collaboration Product, regardless of whether the development, promotion, or marketing of such Collaboration Product is discontinued at any time after the achievement of such milestone:

5.2.1                        Collaboration Products Containing Active Compounds.

(a)                                  [*].  For each Collaboration Product containing an Active Compound, which Active Compound is demonstrated [*]:

Milestone		Cash Payment (in U.S. Dollars)

1.	[*]		[*]

2.	[*]		[*]

3.	[*]		[*]

4.	[*]		[*]

5.	[*]	[*]

6.	[*]	[*]

(b)                                 [*].  For each Collaboration Product containing an Active Compound, which Active Compound is demonstrated [*]:

Milestone		Cash Payment (in U.S. Dollars)

1.	[*]		[*]

2.	[*]		[*]

3.	[*]		[*]

4.	[*]		[*]

5.	[*]		[*]

6.	[*]		[*]

5.2.2                        Collaboration Products Containing Active Claimed Compounds.  For each Collaboration Product containing an Active Claimed Compound:

Milestone		Cash Payment (in U.S. Dollars)

1.	[*]		[*]

2.	[*]		[*]

3.	[*]		[*]

4.	[*]		[*]

5.	[*]		[*]

6.	[*]		[*]

5.2.3                        Collaboration Products Containing Derivative Compounds.  For each Collaboration Product containing a Derivative Compound:

Milestone		Cash Payment (in U.S. Dollars)

1.	[*]		[*]

2.	[*]		[*]

3.	[*]	[*]

4.	[*]	[*]

5.	[*]	[*]

6.	[*]	[*]

ARRAY acknowledges and agrees that any Derivative Compound is covered under ONO Patent and ONO has rights to research, develop, use, make, have made and commercialize a product containing such Derivative Compound without any restriction or obligation hereof.  However, in case any [*] has been developed and commercialized as a [*] ONO shall pay to ARRAY [*]

(a)                                                          The milestone payments set forth above shall be due with respect to each Collaboration Product (on a Collaboration Product-by-Collaboration Product basis).  For purposes of Section 5.2, and Section 5.3 below, all dosage forms, and all formulations, of the same active ingredient shall be deemed a single Collaboration Product.  Collaboration Products having different active ingredients shall be deemed separate Collaboration Products.

(b)                                                         Should all development of a particular Collaboration Product discontinue for any reason, and be replaced by an alternative Collaboration Product directed to the same Collaboration Target, then, when the alternative Collaboration Product achieves a milestone for which a corresponding milestone payment was made for the discontinued Collaboration Product, no payment shall be due with respect to such alternative Collaboration Product with respect to such milestone.

(c)                                                          If Development Milestone 5 or 6 is achieved with respect to a particular Collaboration Product without occurrence of Development Milestone 4, then such Development Milestone 4 shall be deemed achieved upon achievement of either Development Milestone 5 or 6, and Development Milestone 4 shall be paid together with such Development Milestone 5 or 6, whichever is earlier.

(d)                                                         For a [*], if it is later demonstrated that such [*] then the Development Milestones set forth in Section 5.2.1(a) above shall be paid with respect to such Collaboration Product.  ONO agrees to promptly notify ARRAY if [*] is demonstrated to [*].

(e)                                                          For purposes of this Section 5.2, a clinical trial shall be deemed initiated upon the first dosing of the first patient in such trial.

(f)                                                            It is understood that no milestone payments under this Section 5.2 and no royalty payments under Section 5.3 below shall be due for development and commercialization activities with respect to [*].

5.2.5                                                Milestone Payment Timing.  The payments set forth in Section 5.2 hereof shall each be due and payable by ONO to ARRAY within thirty (30) days of the occurrence of the milestone event set forth therein.  ONO agrees to promptly notify ARRAY of its achievement of any milestone.

5.3                                                 Royalties.  In partial consideration for the licenses granted to ONO under Section 4.1, ONO shall pay ARRAY a royalty on the worldwide Net Sales of Collaboration Products by ONO, its Affiliates or Sublicensees.  Such royalty shall be paid based on the total annual worldwide Net Sales, on a Collaboration Product-by-Collaboration Product basis.

5.3.1                                                Royalty Rate.  The royalty rate for a particular Collaboration Product shall be as follows:

Collaboration Product	Royalty rate
[*]		[*]
[*]		[*]
[*]		[*]

ARRAY acknowledges and agrees that any Derivative Compound is covered under ONO Patent and ONO has rights to research, develop, use, make, have made, import and export, and commercialize a product containing such Derivative Compound without any restriction or obligation hereof.  However, in case any [*] has been developed and commercialized as a [*] ONO shall pay to ARRAY [*].

5.3.2                                                Royalty Term.  Royalties shall be paid on a country-by-country basis from the date of the first commercial sale of each Collaboration Product with respect to which royalty payments are due for a period which is the longer of:

(a)                                                          the expiration of the last to expire the Collaboration Patent in such country covering the composition of matter, a method of manufacture or the use of such Collaboration Product; or

(b)                                                         ten (10) years after the first commercial sale of such Collaboration Product in such country.

5.3.3                                                Third Party Royalties.  ONO shall be responsible for all payments due to Third Parties for the manufacture, use, or sale of Collaboration Products by ONO, its Affiliates or Sublicensees.

5.4                                                         Reports.  Until first commercial sale of each royalty-bearing Collaboration Product, ONO shall keep ARRAY apprised of the status of the pre-clinical, clinical and commercial development of such Collaboration Product by semi-annually providing ARRAY with a written report reasonably detailing such activities with respect to each applicable Collaboration Product.

5.5                                                         Payment Method.  All payments due under this Agreement shall be made by bank wire transfer to a bank account designated by ARRAY.  All payments hereunder shall be made in U.S. dollars.  In the event that the due date of any payment subject to Article 5 hereof is a Saturday, Sunday or national holiday, such payment may be paid on the following business day.  Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the U.S. prime rate per annum quoted in the “Money Rates” column of The Wall Street Journal, Eastern Edition, on the first business day after such payment is due, plus an additional [*] calculated on the number of days such payment is delinquent.  This Section 5.5 shall in no way limit any other remedies available to ARRAY.

5.6                                                         Royalty Payments, Reports and Audits.

5.6.1                        Payments and Reports.  Royalty payments under this Agreement shall be made to ARRAY semi-annually within [*] following the end of March or September for which royalties are due.  Each royalty payment shall be accompanied by a report summarizing the Net Sales during the relevant six (6)-month period, setting forth all the information necessary for the calculation of such royalty payment.  Unless otherwise requested, or consented to in writing, by ARRAY, all royalty payments and reports related to the Net Sales by ONO’s Sublicensees shall be made to ARRAY by ONO together with (or as a part of) ONO’s payments and reports.

5.6.2                        Records.  ONO shall keep full, true and accurate books of account, in accordance with generally accepted accounting practices in Japan, relevant to payments under this Agreement and containing all particulars that may be necessary for the purpose of showing the Net Sales and demonstrating the calculation of royalty payments.  Such books of account and the supporting data and other records shall be kept by ONO.  ONO’s books and records shall be open at all reasonable times, for [*] following the end of March or September to which they pertain, for examination in accordance with the provisions of Section 5.6.3 below.

5.6.3                        Audits.  Upon the written request and at expense of ARRAY, ONO shall permit an independent certified public accounting firm of internationally recognized standing selected by ARRAY and reasonably acceptable to ONO, to examine, not more than once in each calendar year during the period in which ONO has an obligation to pay royalty payments under this Agreement, such books of account and records under Section 5.6.2 as may be necessary to determine the correctness of any report or payment related to royalty payments under this Agreement.  Such examination shall be made during regular business hours and upon reasonable prior written notice and prior to such examination, ARRAY shall cause its accounting firm to enter into an acceptable confidentiality agreement with ONO, obligating it to retain all such information in confidence pursuant to such confidentiality agreement.  The accounting firm shall disclose to ARRAY only whether the calculation of royalty is correct or incorrect and the amount of discrepancy.  No other information shall be provided to ARRAY.  The Parties agree that all information subject to review under this Section 5.6.3 is the Confidential Information of ONO.

If such accounting firm correctly identifies a discrepancy made during the period covered by such examination, the appropriate Party shall pay the other Party the amount of the discrepancy [*] of the date ARRAY delivers to ONO such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties.  If such examination establishes that royalty payments payable under this Agreement have been, for the period covered by such examination, understated by more than [*], ONO shall pay the reasonable costs of the examination.

5.6.4                        Currency Conversion.  For the purpose of computing the Net Sales in a currency other than United States Dollars, such currency shall be converted into U.S. dollars using the buying exchange rate for conversion of the foreign currency with U.S. dollars, quoted for current transactions reported in The Wall Street Journal, Eastern Edition for the last business day of March or September to which such payment pertains.

5.7                                                         Taxes.  All payments due to ARRAY under this Agreement will be made after any deduction or withholding taxes or other similar governmental charge (the “Withholding Taxes”) (For example, if an amount of payment due from ONO to ARRAY is one million US dollar (US$1,000,000), supposing Withholding Taxes to be 10%, Ono will deduct one hundred thousand US dollar (US$100,000) as Withholding Taxes and remit nine hundred thousand US dollar (US$900,000) to Array).  ONO shall provide ARRAY with a certificate evidencing payment of any Withholding Taxes hereunder and shall reasonably assist ARRAY, at ARRAY’s expense, to obtain the benefit of any applicable tax treaty.  However, under the current CONVENTION BETWEEN THE GOVERNMENT OF JAPAN AND THE GOVERNMENT OF THE UNITED STATES OF AMERICA FOR THE AVOIDANCE OF DOUBLE TAXATION AND THE PREVENTION OF FISCAL EVASION WITH RESPECT TO TAXES ON INCOME issued on March 30, 2003 (the “Taxation Treaty”), all payments paid by ONO to ARRAY will be made without Withholding Taxes.  In the event the change of Taxation Treaty requires the Withholding Taxes become due in Japan, the Parties shall negotiate which Party shall have the obligation to pay such Withholding Taxes.

ARTICLE 6
DILIGENCE

ONO shall use diligent efforts to research, develop and commercialize Collaboration Products, and to perform its obligations under Section 2.10 of this Agreement, and to obtain the optimum commercial return for each Collaboration Product in all major markets throughout the world, consistent with the practice of ONO in pursuing the research, development, commercialization, and marketing of pharmaceutical products of its own development and of similar commercial value potential.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1                                                         Ownership of Inventions; Disclosure.

7.1.1                        Ownership.  Title to all inventions and other intellectual property made by ARRAY in the course of performing, or in connection with, the Collaboration during the Collaboration Term shall be owned by ARRAY; title to all inventions and other intellectual property made by ONO in the course of performing, or in connection with, the Collaboration during the Collaboration Term shall be owned by ONO; title to all inventions and other intellectual property made jointly by ONO and ARRAY in the course of performing, or in connection with, the Collaboration during the Collaboration Term shall be owned jointly by ONO and ARRAY.  Inventorship of inventions and other intellectual property made pursuant to this Agreement shall be determined in accordance with the patent laws of the United States.  Except as provided in Articles 4 and 5, neither Party shall have an obligation to account to the other, or obtain the consent of the other, with respect to the exploitation (directly or through licensees or third parties) of any jointly owned invention or intellectual property right, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such an accounting or consent.

7.1.2                        [*].  Upon receipt by ARRAY of [*], ARRAY shall [*] its right, title and interest in any Collaboration Patent claiming the Active Compound or Active Claimed Compound contained in such Collaboration Product or a method of using or a method of making such Active Compound, Active Claimed Compound or Collaboration Product.

7.1.3                        Disclosure of Inventions.  Each Party shall promptly disclose to the other Party any inventions made in connection with this Agreement.

7.2                                                         Patent Prosecution.

7.2.1                        Collaboration Technology.  ONO shall be responsible, at its expense, (i) for preparing, filing, prosecuting and maintaining the Collaboration Patent, and (ii) for conducting any interferences, re-examinations, reissues and oppositions relating thereto.  ONO may elect, upon ninety (90)-day prior notice, to discontinue prosecution of any such Collaboration Patent and/or not to file or conduct any further activities with respect to such Collaboration Patent.  In the event ONO declines to file, or having filed, fails to further prosecute or maintain any such Collaboration Patent, or conduct any proceedings including, but not limited to, interferences, re-examinations, reissues and oppositions relating thereto, then ARRAY shall have the right to prepare, file, prosecute and maintain such Collaboration Patent in such countries as it deems appropriate, and conduct such proceedings, at its sole expense.  In such case, ONO shall immediately execute all necessary documents that may be required in order to enable ARRAY to file, prosecute and maintain such Collaboration Patent and to conduct any such proceedings.

7.2.2                        Other Technology.  Except as provided in Section 7.2.1, each Party shall be responsible, at its own expense and in its sole discretion, for preparing, filing, prosecuting and maintaining, in such countries as it deems appropriate, any and all patent applications and patents directed to inventions owned or controlled by such Party outside the Collaboration and conducting any interferences, re-examinations, reissues and oppositions relating to such patent applications and patents.

7.2.3                        Cooperation.  Each Party shall keep the other Party fully informed as to the status of patent matters described in Section 7.2.1, including without limitation, by providing the other Party with the opportunity, as far in advance of filing dates as possible, to fully review and comment on any documents which will be filed in any patent office, and by providing the other Party with copies of any substantive documents received by such Party from such patent offices promptly after receipt by such Party, including notice of all interferences, reissues, re-examinations, oppositions or requests for patent term extensions and shall incorporate all reasonable comments of the other Party in documents which will be filed in any patent office.  Each Party shall reasonably cooperate with and assist the other Party in connection with such activities, at such other Party’s reasonable request and expense, including without limitation by making scientists and scientific records reasonably available to the prosecuting Party.

7.3                                                         Enforcement and Defense.

7.3.1                        Notice.  Each Party shall promptly notify the other Party of either (i) any infringement of any Collaboration Patent by any Third Party or (ii) any misappropriation or misuse of the Collaboration Know-How by a Third Party that may come to such Party’s attention.

7.3.2                        ONO.  ONO shall have (i) the initial right, but not the obligation, to take reasonable legal action to enforce against infringements of the Collaboration Patent or misappropriation or misuse of the Collaboration Know-how by any Third Party or defend any declaratory judgment action relating to the Collaboration Patent filed pursuant to Section 7.2.1, and (ii) the sole right, but not the obligation, to take reasonable legal action to enforce against patent infringement by any Third Party or defend any declaratory judgment action relating to any patent filed by ONO pursuant to Section 7.2.2, or the Collaboration Patent [*] ONO pursuant to Section 7.1.2, at its sole cost and expense.  If, within six (6) months following receipt of such notice from ARRAY, ONO fails to take such action to halt a commercially significant infringement of the Collaboration Patent filed pursuant to Section 7.2.1 (but not [*] ONO), ARRAY shall, in its sole discretion, have the right, at its sole expense, to take such action.

7.3.3                        ARRAY.  ARRAY shall have the sole right, but not the obligation, to take reasonable legal action to enforce against patent infringement by Third Parties or defend any declaratory judgment action relating to any patent filed by ARRAY pursuant to Section 7.2.2, at its sole cost and expense.

7.3.4                        Cooperation; Costs and Recoveries.  Each Party agrees to render such reasonable assistance as the enforcing Party may request, at the enforcing Party’s expense, including but not limited to joining such actions and/or executing such documents as may be necessary to, for example, enable the enforcing Party to establish standing in any court or tribunal to enforce the Collaboration Patent or the Collaboration Know How.  Amounts recovered from enforcing the Collaboration Patent filed pursuant to Section 7.2.1 or [*] pursuant to Section 7.1.2, whether as payment in settlement or otherwise, shall belong to the Party bringing the action, provided, however, that amounts recovered by ONO shall first be used to reimburse ONO for its reasonable expenses in enforcing the patent (including attorneys’ and experts fees), with the remainder, and then the amount of any recovery remaining shall be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.  For example, [*].  A settlement, consent judgment or other voluntary final disposition of a suit under this Section 7.3 may be entered into by ONO without the consent of ARRAY, provided that such settlement, consent judgment or other disposition does not admit the invalidity or unenforceability of any Pre-existing ARRAY Patent or any Collaboration Patent and provided further, that any rights to make such settlement, consent judgment or other disposition shall be limited to those rights ONO (and/or its Sublicensees) otherwise has the right to grant.  The costs in bringing any action to enforce a patent filed pursuant to Section 7.2.2 shall be paid by, and all recoveries therefrom belong to, the Party bringing such action.

7.4                                                         Patent Registration in Territory.  Upon ONO’s request, ARRAY agrees that ONO shall be entitled to register, at ONO’s sole expense, “Tsujo Jisshiken Tohroku” with respect to the Collaboration Patent in accordance with Patent Law of Japan, or other similar rights in accordance with patent law in any other country, if any.  ARRAY shall render reasonable assistance for such registration by ONO, including, but not limited to, providing ONO with any documents reasonably necessary for such registration provided, however, that ONO shall promptly cancel such registration of Tsujo Jisshiken Tohroku and/or other similar rights in the event of the return of licenses and rights by ONO to ARRAY pursuant to Article 11 of this Agreement or in the event ONO ceases to sell the Collaboration Product containing an Active Compound or Active Claimed Compound during the term of this Agreement.

ARTICLE 8
CONFIDENTIALITY

8.1                                                         Confidential Information.  Except as otherwise expressly provided herein, the Parties agree that, for the term of this Agreement, the receiving Party shall not disclose to any Third Party or use for any purpose any Confidential Information furnished to it by the disclosing Party hereto pursuant to this Agreement, or the Collaboration Know-How.  For purposes of this Article 8, “Confidential Information” shall mean any information, which if disclosed in tangible form is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature, or, if disclosed orally, is indicated orally to be confidential or proprietary at the time of such disclosure and is confirmed in writing as confidential or proprietary within forty-five (45) days after such disclosure.  It is understood and agreed by the Parties that the Collaboration Know-How shall be the Confidential Information of both of the Parties, and neither Party shall disclose such Collaboration Know-How as confidential information to a Third Party without the written consent of the other Party; provided, however, that ONO may disclose such Collaboration Know-How to its potential licensee for seeking business relationship.  Notwithstanding the foregoing, the Confidential Information shall not include any information that:

(a)                                                  was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b)                                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)                                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)                                                 was independently developed by the receiving Party as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e)                                  was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

8.2                                                         Permitted Use and Disclosures.  Each Party hereto may use or disclose the Confidential Information and the Collaboration Know-How disclosed to it by the other Party to the extent such use or disclosure is reasonably necessary and permitted in the exercise of the rights granted hereunder in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental laws, regulations or court order or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sublicense or otherwise exercising license rights expressly granted by the other Party to it pursuant to the terms of this Agreement, provided that if a Party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications, will use its reasonable efforts to secure confidential treatment of such information in consultation with the other Party prior to its disclosure (whether through protective orders or otherwise) and disclose only the minimum necessary to comply with such requirements.

8.3                                                         Termination of Prior Agreement.  This Agreement supersedes the Confidentiality Agreement between the Parties dated April 12, 2005.  All information exchanged between the Parties under the Confidentiality Agreement shall be deemed the Confidential Information and shall be subject to the terms of this Article 8.

8.4                                                         Publicity/Use of the Name.  Each Party agrees not to disclose to any Third Party the financial terms of this Agreement without the prior written consent of the other Party hereto, except to advisors, investors and others on a need-to-know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.  Notwithstanding the foregoing, the Parties shall discuss the timing and contents of a press release to announce the execution of this Agreement, the achievement of Development Milestone for a Collaboration Product or the progress of the Collaboration and make such press release if the Parties mutually agree upon the timing and contents; thereafter, ONO and ARRAY may each disclose to any Third Party the information contained in such press release outline without the need for further approval by the other Party.  During the term hereof, neither Party shall use the name, trademark, tradename or logo of the other Party’s, its Affiliates’ or their respective employees in any publicity, promotion, press releases or disclosure relating to this Agreement or its subject matter without the prior consent of the other Party.

8.5                                                         Publication.  Except for disclosures permitted pursuant to Section 8.1, in the event a Party wishes to publish or orally present information relating to the Collaboration Know-How and the Confidential Information, such Party shall submit to the other Party all materials related to the proposed publication or presentation (including, without limitation, posters, abstracts, manuscripts and written descriptions of oral presentations) at least ninety (90) days prior to the date of submission for the draft publication and presentation.  The other Party shall review such submitted materials and respond to the submitting Party as soon as reasonably possible, but in any case within ninety (90) days of receipt thereof.  The reviewing Party shall have the rights (a) to propose modifications to publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information.  If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of ninety (90) days to enable patent applications protecting each Party’s rights in Collaboration Inventions to be filed in accordance with Section 7.2 above.  If the reviewing Party requests modifications to publication or presentation, then the publishing Party shall edit such publication or presentation to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.  In the event the reviewing Party does not respond within such ninety (90) day-period, the submitting Party will be free to make such proposed publication or presentation.  Further, should the reviewing Party make an objection to the publication or presentation of any such Collaboration Know-How and Confidential Information, then the Parties shall discuss the advantages and disadvantages of publishing such Collaboration Know-How and Confidential Information.  If the Parties are unable to agree on whether to publish the same, the Chief Executive Officer of ARRAY and the Chief Executive Officer of ONO shall reasonably agree on the extent to which the publication or presentation of such Collaboration Know-How and Confidential Information shall be made.

Notwithstanding the above, ONO has the sole right, without any consent of ARRAY, to make any publication or presentation with respect to the development and sale by or on behalf of ONO of any Collaboration Product, Product or any product containing an Inactive Compound, a Claimed Compound or Derivative Compound after the Collaboration Term.  ONO shall provide ARRAY, for information purposes, with copies of publications by ONO’s or its Affiliates’ employees, Sublicensees, academic entity or consultants following such publication or presentation.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES

9.1                                                         ONO.  ONO represents and warrants that: (i) it has the legal power, authority and right to enter into this Agreement and to perform all of its obligations hereunder; and (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

9.2                                                         ARRAY.  ARRAY represents and warrants that: (i) it has the full legal right and power to grant to ONO the licenses under Article 4 hereof, to enter into this Agreement, and to fully perform its obligations hereunder; (ii) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; (iii) the execution and performance of this Agreement does not conflict with any agreement or understanding to which ARRAY may be bound; (iv) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in Pre-existing ARRAY Know-How; and (v) it shall comply with all applicable laws, regulations and guidelines in connection with the performance of its obligations and rights pursuant to this Agreement, including the laws and regulations of the U.S., Japan and any other relevant nation concerning any export or other transfer of technology, services or product..

9.3                                                         Disclaimer.  ONO and ARRAY specifically disclaim any guarantee that the Collaboration will be successful, in whole or in part.  The failure of the Parties to successfully develop, Active Compounds, Inactive Compounds, Claimed Compounds and/or

Collaboration Products will not constitute a breach of any representation or warranty or other obligation under this Agreement.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, ARRAY AND ONO MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLABORATION PATENTS, COLLABORATION KNOW-HOW, PRE-EXISTING ARRAY KNOW-HOW, PRE-EXISTING ARRAY PATENTS, PRE-EXISTING ONO KNOW-HOW, PRE-EXISTING ONO PATENTS, PRE-EXISTING ONO COMPOUNDS, ACTIVE COMPOUNDS, CLAIMED COMPOUNDS, INACTIVE COMPOUNDS,  HEREUNDER OR COLLABORATION PRODUCTS INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY COLLABORATION PATENT OR KNOW-HOW, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 10
INDEMNIFICATION

10.1                                                   MUTUAL INDEMINFICATION.  Each Party (the “Indemnitor, as defined in Section 10.4) shall defend, indemnify and hold the other Party and its Affiliate, and their respective directors, officers, employees, and agents (the “Indemnitee”, as defined in Section 10.4) harmless from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to:

(i)                                     any breach by the Indemnitor of its representations, warranties, covenants or agreements under this Agreement; or

(ii)                                  any personal injury or proprietary damage occurring at a location owned, leased or under the control of the Indemnitor in connection with the transactions contemplated by this Agreement (except to the extent such Liabilities arose out of or resulted from the gross negligence, recklessness or willful misconduct of the other Party or its Affiliates, and their respective directors, officers, employees, and agents).

10.2                                                   Indemnification by ONO.  ONO agrees to indemnify, defend and hold Indemnitees of ARRAY harmless from and against any Liabilities arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to:

(i)                                     any Active Compound, Inactive Compound, Claimed Compound, Derivative Compound, Product or Collaboration Product developed, manufactured, used, sold or otherwise distributed by or on behalf of ONO, its Affiliates or Sublicensees or other designees (including, without limitation, product liability); or

(ii)                                  the use of a Collaboration Target (including a nucleic acid encoding such Collaboration Target, a Collaboration Target protein or a derivative, modification or subunit of any of the foregoing) which is involved in the conduct of the Collaboration and the making or use of modulators of such Collaboration Target, except, in each case, to the extent such Liabilities arose out of or resulted from the gross negligence, recklessness or intentional misconduct of Array or its Affiliates, directors, officers, employees, and agents.

10.3                                                   Indemnification by ARRAY.  ARRAY agrees to indemnify, defend and hold Indemnitees of ONO harmless from and against any Liabilities arising, directly or indirectly out of or in connection with Third Party claims, suits, actions, demands or judgments, relating to any Active Compound, Inactive Compound and Claimed Compound developed, manufactured, used, sold or otherwise distributed by or on behalf of ARRAY, its Affiliates or licensees or other designees (including, without limitation, product liability), except to the extent such Liabilities arose out of or resulted from the gross negligence, recklessness or intentional misconduct of ONO or its Affiliates, directors, officers, employees, and agents..

10.4                                                   Indemnification Procedure.  A Party that intends to claim indemnification (the “Indemnitee”) under this Article 10 shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding or cause of action with respect to which the Indemnitee intends to claim such indemnification (for purposes of this Section 10.4, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim.  The indemnification obligations of the Indemnitor under this Article 10 shall not apply in settlement of any Claim if such settlement is effected without the consent of the Indemnitor.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10, but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article 10.  The Indemnitee under this Article 10, and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to such Claims covered by this indemnification.  It is understood that only ONO may claim indemnity under this Article 10 (on its own behalf or on behalf of a ONO Indemnitee), and other ONO Indemnitees may not directly claim indemnity hereunder.  Likewise, it is understood that only ARRAY may claim indemnity under this Article 10 (on its own behalf or on behalf of an ARRAY Indemnitee), and other ARRAY Indemnitees may not directly claim indemnity hereunder.

ARTICLE 11
TERM AND TERMINATION

11.1                                                   Term.  The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country and Collaboration Product-by-Collaboration Product basis until ONO and its Sublicensees have no remaining royalty payment obligations in a country, unless terminated earlier as provided in this Article 11.

11.2                                                   Termination Upon Notice.  During the Collaboration Term, ONO shall have the right to terminate this Agreement [*] to ARRAY, provided that such notice may not be given prior to the first anniversary of the Effective Date.  Further, after the Collaboration Term, ONO shall have the right to terminate this Agreement [*] to ARRAY for scientific or commercial reasons consistent with the usual practice followed by ONO in pursuing the development and commercialization of its other pharmaceutical products of similar commercial value and ONO shall timely provide ARRAY with such reason for termination.

11.3                                                   Termination for Breach.  Either Party to this Agreement may terminate the Collaboration and this Agreement in the event the other Party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days after written notice thereof was provided to the breaching Party by the non-breaching Party.  Any termination shall become effective at the end of such ninety (90) day period unless the breaching Party (or any Third Party on its behalf) has cured any such breach or default prior to the expiration of the ninety (90) day period; provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination ten (10) business days following the date that notice of such default was received by the breaching Party unless the breaching Party shall pay any amount due within such ten (10) business days.

11.4                                                   Termination for Insolvency.  If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate the Collaboration and/or this Agreement, effecttive upon notice of such termination.

11.5                                                   Survival Sections.  Articles [*] and any other provisions, which by their meaning are intended to survive this Agreement, shall survive the expiration or termination of this Agreement for any reason.

11.6                                                   Effect of Termination.

11.6.1                  Termination Not Sole Remedy; Accrued Rights and Obligations.  Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available except as agreed to otherwise herein.  Termination of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

11.6.2                  Upon termination of this Agreement (i) by ONO pursuant to Section 11.2, or (ii) by ARRAY pursuant to 11.3 and 11.4..  If this Agreement terminated (i) by ONO pursuant to Section 11.2, or (ii) by ARRAY pursuant to 11.3 and 11.4, all the licenses and rights granted to ONO by ARRAY under Article 4 shall be terminated and each Party shall promptly return to the other Party all Confidential Information (including, without limitation, all Know-How) received from such Party, except one copy of which may be retained for archival purposes.  Further, ONO shall promptly make payment of all amounts owing to ARRAY, and

ONO shall promptly [*] to ARRAY all of ONO’s right, title and interest in any Collaboration Patent [*] to ONO under Section 7.1.2.

11.6.3                  Upon termination by ONO of this Agreement pursuant to Section 11.3.  If this Agreement is terminated by ONO pursuant to Section 11.3, all the licenses and rights granted to ONO by ARRAY under Article 4 shall survive subject to ONO’s obligation to pay milestone and royalty payments as set forth in Sections 5.2 and 5.3; [*].  [*].  Further, Article 7, Sections 2.11, 5.5, 5.6 and 5.7 shall also survive.  ARRAY shall promptly return to ONO all Confidential Information (including, without limitation, all Know-How) received from ONO.

11.6.4                  Upon termination by ONO of this Agreement pursuant to Section 11.4.  If this Agreement is terminated by ONO pursuant to Section 11.4 due to the rejection of this Agreement by or on behalf of ARRAY under Section 365 of the United States Bankruptcy Code (the “Code”) or similar foreign laws, all licenses and rights to licenses granted under or pursuant to this Agreement, including but not limited to Article 4, by ARRAY to ONO are, and shall otherwise be deemed to be, if required for purposes of Section 365(n) of the Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code or similar foreign laws.  The Parties agree that ONO, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Code or similar foreign laws, and that upon commencement of a bankruptcy proceeding by or against ARRAY under the Code or similar foreign laws, ONO shall be entitled to a complete duplicate of, or complete access to (as ONO deems appropriate), any such intellectual property and all embodiments of such intellectual property.  Such intellectual property and all embodiments thereof shall be promptly delivered to ONO (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by ONO, unless ARRAY elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of ARRAY upon written request therefor by ONO.

11.7                                                   Effect of [*].  In the event ONO [*], for either Collaboration Target, [*], the following shall apply:

11.7.1                  ONO shall promptly assign to ARRAY all of ONO’s right, title and interest in any jointly owned Collaboration Patent [*].

11.7.2                  With respect to [*]Sections 7.3, 2.11, 5.2.3, 7.1.2, 7.1.3 and 7.2.1 shall terminate.

11.7.3                  Section 4.1 shall be amended [*].

11.7.4                  The amounts payable to ARRAY under Sections 5.2.1 and 5.2.2 upon achievement of Development Milestones shall be [*] provided that ONO shall be required to pay Development Milestone only for Collaboration Products [*] claimed in an unabandoned Collaboration Patent owned by ARRAY covering the composition of matter, a method of manufacture or the use of such Collaboration Product.  For the avoidance of doubt, ONO shall not be required to pay [*].

11.7.5                  Section 5.3 shall be amended [*]:

5.3  Royalties.  ONO shall pay ARRAY a royalty of [*] on the worldwide Net Sales by ONO, its Affiliates or Sublicensees of each Collaboration Product [*].  Such royalties shall be paid on a country-by-country basis from the date of the first commercial sale of each such Collaboration Product with respect to which royalty payments are due until the expiration of the last to expire the Collaboration Patent owned by ARRAY in such country covering the composition of matter, a method of manufacture or the use of such [*].  It is understood and agreed that no royalty shall be due on sales of [*].

11.7.6                  It is acknowledged and agreed by the Parties that each Party shall be relieved from [*] upon [*] of [*] pursuant to [*] and each Party shall have the right [*].

ARTICLE 12
MISCELLANEOUS

12.1                                                   Governing Laws.  This Agreement shall be governed by and construed, and enforced in accordance with, the laws of the state of Colorado, without reference to conflicts of laws principles.

12.2                                                   Waiver.  It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

12.3                                                   Assignment.  This Agreement shall not be assignable by either Party to any Third Party hereto without the written consent of the other Party hereto.  Notwithstanding the foregoing, either Party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains, whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that within thirty (30) days of such an assignment, the assignee shall agree in writing to be bound by the terms and conditions of this Agreement.  This Agreement shall be binding upon and inure to the benefit of any permitted assignee, and any such assignee shall agree to perform the obligations of the assignor.

12.4                                                   Independent Contractors.  The relationship of the Parties hereto is that of independent contractors.  The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

12.5                                                   Compliance with Laws.  In exercising their rights under this license, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Collaboration Products pursuant to this Agreement.

12.6                                                   Patent Marking.  ONO agrees to mark and have its Affiliates and Sublicensees mark all Collaboration Products or packaging or labels where appropriate sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

12.7                                                   Notices.  All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Party hereto and shall be deemed to have been given upon receipt:

If to ONO:	Ono Pharmaceutical Co., Ltd.
8-2 Kyutaromachi 1-Chome, Chuo-Ku
Osaka 541-8564, JAPAN
Attention: Director, International Business
Facsimile: +81 (6) 6263-2958

With a copy to:	Ono Pharma USA, Inc.
2000 Lenox Drive
Lawrenceville, NJ 08648, USA
Attention: President
Facsimile: +1 (609) 219-9229

If to ARRAY:	Array BioPharma Inc.
3200 Walnut Street
Boulder, CO 80301, USA
Attention: Chief Operating Officer
Facsimile: +1 (303) 381-6697

With a copy to:	Array BioPharma Corporation
3200 Walnut Street
Boulder, CO 80301, USA
Attention: General Counsel
Facsimile: +1 (303) 386-1290

12.8                                                   Severability.  Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries.  Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions.  In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of its Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.  In the event a Party seeks to avoid a material provision of this Agreement upon an assertion that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days prior written notice to the asserting Party, unless such assertion is eliminated and cured within such sixty (60) day period.  Such a termination shall be deemed a termination by such Party for breach pursuant to Section 11.3.

12.9                                                   Advice of Counsel.  ARRAY and ONO have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

12.10                                             Performance Warranty.  Each Party hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliates and Sublicensees.

12.11                                             Dispute resolution.  Except for the dispute to be resolved in accordance with Section 3.5, the Parties agree that any dispute, controversy, or difference which may arise between the Parties, out of or in relation to or in connection with this Agreement shall be attempted in good faith to amicably be settled by the Parties before having recourse to the arbitration procedure.  In the event such dispute, controversy, or difference is not resolved by the Parties, then such unresolved dispute, controversy, or difference shall be resolved through binding arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce applying the substantive law specified in Section 12.1.  A Party may initiate an arbitration by written notice to the other Party of its intention to arbitrate, and such demand notice shall specify in reasonable detail the nature of the dispute.   Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator, and all three (3) shall serve as neutrals.   If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third arbitrator, the necessary appointments shall be made in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce.   Within three (3) months of the conclusion of an arbitration proceeding, the arbitration decision shall be rendered in writing and shall specify the basis on which the decision was made.  The award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement.  Unless otherwise mutually agreed upon by the Parties, the arbitration proceedings shall be conducted in Osaka, Japan, in the event that ARRY requests arbitration, and in Denver, Colorado, in the event ONO requests arbitration.  The Parties agree that they shall share equally the cost of the arbitration filing and hearing fees, and the cost of the arbitrator.  Each Party shall bear its own attorneys’ fees and associated costs and expenses.

12.12                                             Force Majeure.  Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting Party if the failure is occasioned by war, terrorism, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the non-performing Party and such Party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a Party be required to settle any labor dispute or disturbance.

12.13                                             Complete Agreement.  This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect.  No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of ARRAY and ONO.

12.14                                             Headings.  The captions to the several Sections hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

12.15                                             Language.  This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the Parties hereto.  All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

12.16                                             Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

ONO PHARMACEUTICAL CO., LTD.		ARRAY BIOPHARMA INC.

By:		By:

Name:	Takashi Iwai	Name:	David L. Snitman, Ph.D.

Title:	President, Representative Director	Title	Chief Operating Officer& Vice
	and Chief Executive Officer		President, Business Development

Date:		Date:

EXHIBIT 1.31

RESEARCH PLAN

Appendix to Drug Discovery Agreement between ONO and ARRAY: Research Plan for [ * ] Projects

The following is the research plan on [ * ] mutually agreed by ONO and ARRAY.  It is derived from analysis of the targets by ARRAY and after several discussions with ONO.  This Research Plan is intended to be a plan and guide for the project team.  The goasl, strategy and resource distribution can and will be changed in response to ongoing results, competitive information and changing science.  Significant changes to the Research Plan must be ratified by the Joint Management Committee.

Topics:

[ * ]  …………………………………………………………….[ * ]

[ * ]  …………………………………………………………….[ * ]

[ * ]  …………………………………………………………….[ * ]

[ * ]  …………………………………………………………….[ * ]

[ * ]  …………………………………………………………….[ * ]

[ * ]  …………………………………………………………….[ * ]

[ * ]  …………………………………………………………….[ * ]

[ * ]  …………………………………………………………….[ * ]

[ * ]  …………………………………………………………….[ * ]

EXHIBIT 1.33

[*]

[*]